Exhibit 99.2
Nextdoor Announces First Quarter 2023 Results
SAN FRANCISCO, CA, May 9, 2023 — Nextdoor Holdings, Inc. (NYSE: KIND) today announced results for the first quarter ended March 31, 2023.
"We started 2023 with a strong quarter, seeing meaningful progress across our business. Weekly Active Users grew 16% year-over-year and 6% sequentially to 42 million, highlighting momentum from our ongoing investments in AI to drive engagement. Revenue of $50 million came in 7% above the midpoint of our guidance range and demonstrated improvement through the quarter," said Nextdoor CEO Sarah Friar. "Utility is at the core of Nextdoor, and our focus for the year is growing our base of neighbors and organizations, deepening engagement, and advancing the capabilities of our ad platform for businesses of all sizes. We believe these efforts will enable us to return to revenue growth and adjusted EBITDA margin improvement in 2023."
Nextdoor's highlighted metrics for the quarter ended March 31, 2023, include:

•Total Weekly Active Users (WAU) of 42.4 million increased 16% year-over-year.
•Revenue of $49.8 million decreased 2% year-over-year.
•Net loss was $33.7 million, compared to $32.9 million in the year-ago period.
•Adjusted EBITDA loss was $21.7 million, compared to $19.9 million in the year-ago period.
•Cash, cash equivalents, and marketable securities were $574.8 million as of March 31, 2023.

For more detailed information on our operating and financial results for the first quarter ended March 31, 2023, as well as our outlook for Q2 and fiscal year 2023, please reference our Shareholder Letter posted to our Investor Relations website located at investors.nextdoor.com.

	Three Months Ended March 31,
(in thousands)	2023	2022
Revenue	$49,771	$51,000
Loss from operations	$(38,812)	$(33,226)
Net loss	$(33,716)	$(32,948)
Adjusted EBITDA(1)	$(21,661)	$(19,937)

(1) The following is a reconciliation of net loss, the most comparable GAAP measure, to adjusted EBITDA for the periods presented above:

	Three Months Ended March 31,
(in thousands)	2023	2022
Net loss	$(33,716)	$(32,948)
Depreciation and amortization	1,451	1,330
Stock-based compensation	15,816	12,144
Interest income	(5,513)	(491)
Provision for income taxes	301	28
Adjusted EBITDA	$(21,661)	$(19,937)

Nextdoor will host a conference call at 2:00 p.m. PT/5:00 p.m. ET today to discuss these results and outlook. A live webcast of our first quarter 2023 earnings release call will be available in the Events & Presentations section of Nextdoor’s Investor Relations website. After the live event, the audio recording for the webcast can be accessed on the same website for approximately one year.

Nextdoor uses its Investor Relations website (investors.nextdoor.com), its Twitter handle (twitter.com/Nextdoor), its LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Sarah Friar’s LinkedIn posts (linkedin.com/in/sarah-friar-922b044) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present certain non-GAAP financial measures, such as adjusted EBITDA, in this press release. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.

We use non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Non-GAAP financial measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization

(non-cash expense), interest income, provision for income taxes, and, if applicable, acquisition-related costs.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

About Nextdoor

Nextdoor (NYSE: KIND) is where you connect to the neighborhoods that matter to you so you can belong. Kindness is core to our purpose: to cultivate a kinder world where everyone has a neighborhood they can rely on. Neighbors around the world turn to Nextdoor daily to receive trusted information, give and get help, get things done, and build real-world connections with those nearby — neighbors, businesses, and public services. Today, neighbors rely on Nextdoor in more than 305,000 neighborhoods across 11 countries. In the U.S., 1 in 3 households uses the network. Nextdoor is based in San Francisco. For additional information and images: nextdoor.com/newsroom.
Contacts
Nextdoor Investor Relations:
Matt Anderson
Arushi Sharma
ir@nextdoor.com
or visit investors.nextdoor.com

Nextdoor Media Relations:

David Roady
Antonia Gray
press@nextdoor.com